                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): January 11, 2000


                               TMP WORLDWIDE INC.

                   ------------------------------------------

               (Exact Name of Registrant as Specified in Charter)

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DELAWARE                                     0-21571                    13-3906555

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

(State or Other Jurisdiction               (Commission               (I.R.S. Employer
of Incorporation)                          File Number             Identification No.)
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1633 BROADWAY, NEW YORK, NEW YORK                                  10019

(Address of Principal Executive Offices)                         (Zip Code)

Registrant's telephone number, including area code: 212-977-4200


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ITEM 5.  OTHER EVENTS

         On December 1, 1999, TMP Interactive, Inc. d/b/a Monster.com, a wholly-owned subsidiary of TMP Worldwide Inc. ("TMP"), and America Online, Inc. ("AOL") entered into a Content License and Interactive Marketing Agreement pursuant to which, for the payment of $100 million over four years, Monster.com will be the exclusive provider for four years in the United States and Canada of career search services to 21 million AOL users across seven AOL brands: AOL, AOL Canada, Compuserve, ICQ, AOL.com, Netscape and Digital City (the "TMP Agreement").

         Subsequent to this date, Digital City, Inc. ("DCI"), a subsidiary of AOL, sent notice of termination of an Advertising Agreement with HotJobs.com, pursuant to which HotJobs could purchase certain advertisements from DCI and promote other related items for display on DCI and other AOL properties (the "HotJobs Agreement"). By its terms, the HotJobs Agreement was to terminate on November 14, 2000. HotJobs objected to the termination and on December 20, 1999, commenced a lawsuit against DCI in the Circuit Court for Fairfax, Virginia asking, among other things, that the Court compel DCI to perform its obligations under the HotJobs Agreement and enjoin DCI from entering into an exclusive agreement with any competitor of HotJobs. On December 30, 1999, HotJobs filed a Motion for Temporary and Permanent Injunction with the Court seeking such relief, which TMP believes will be heard on January 31, 2000. On January 7, 2000, Monster.com received an ex parte Order from a Massachusetts state court to produce certain documents. Although TMP can give no assurance, TMP believes that the lawsuit will have no negative effect on TMP's rights to supply the career search services across seven AOL brands: AOL, AOL Canada, Compuserve, ICQ, AOL. com, Netscape and Digital City.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   TMP WORLDWIDE INC.

                                                   By:/s/ Andrew J. Mckelvey
                                                      --------------------------
                                                      Andrew J. McKelvey
                                                      CEO



Dated: January 11, 2000